Exhibit 10.6

PROMISSORY NOTE

For value received, TROPHY TECH, INC., a Nevada corporation (the “Debtor”), promises to pay to the order of ACME RESOURCES, LLC, a Mississippi limited liability company (the “Holder”), the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), with interest from the date hereof at the rate of SEVEN PERCENT (7.0%) interest per annum.

Interest shall be paid monthly in cash or check.

Said principal sum and any unpaid interest shall be due and payable on March 1, 2005.

Early payment of this obligation shall be permitted without penalty.

As partial consideration, Debtor hereby agrees to cause, as soon as possible, 500,000 shares of common stock in Debtor to be transferred to Holder. Should Debtor become a publicly traded company, whether by registration, merger or acquisition, or otherwise, Debtor shall cause said 500,000 shares to be registered for public trading as soon as possible thereafter.

Holder shall have the right to elect to receive re-payment of the principal either in the form of: (1) cash or check, or (2) restricted common stock in Debtor, with the number of shares of stock being in direct relation to value of lowest price that Debtor has sold stock for raising capital since date hereof. Holder shall give Debtor five (5) days written notice of which payment option Holder desires prior to the payment being made.

On the happening of any of the following events, each of which will constitute a default under this note, all liabilities of Debtor to Holder shall become immediately due and payable at the option of Holder: (1) failure of Debtor to perform any agreement hereunder or obligation when due; (2) death of Charles A. “Andy” Ross, Jr.; or (3) filing of any petition in bankruptcy by or against Debtor or Charles A. “Andy” Ross, Jr.

Charles A. “Andy” Ross, Jr. shall personally guarantee Debtor’s obligations hereunder. Further, Charles A. “Andy” Ross, Jr. shall pledge to Holder 2,000,000 shares of restricted common stock in Debtor and shall execute necessary instruments to cause such interest to be perfected.

If this note is not paid when due, Debtor agrees to pay all costs and expenses of collection, including reasonable attorney fees.

This note shall be governed by and construed in accordance with the laws of the State of Mississippi.

TROPHY TECH, INC.

By:	/s/ Charles A. Ross, Jr.	9/1/04
	Charles A. “Andy” Ross, Jr., President	Date

	/s/ Charles A. Ross, Jr.	9/1/04
	Charles A. “Andy” Ross, Jr.	Date
Personal Guarantee